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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                   FORM 8-A/A

                                 Amendment No. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                        PURSUANT TO SECTION 12(b) or (g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                          CHURCHILL DOWNS INCORPORATED
                          -----------------------------
             (Exact name of registrant as specified in its charter)

      Kentucky                                                61-0156015
   ---------------                                     --------------------
   (State or other                                          (IRS Employer
   jurisdiction of                                       Identification No.)
   incorporation)

                 700 Central Avenue, Louisville, Kentucky 40208
                 ----------------------------------------------
                    (Address of principal executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                            Name of each exchange on which
to be so registered                            each class is to be registered

                                      None

If this form relates to the  registration  of a class of securities  pursuant to
Section  12(b)  of  the  Exchange  Act  and is  effective  pursuant  to  General
Instruction A.(c), check the following box.                           [ ]

If this form relates to the  registration  of a class of securities  pursuant to
Section  12(g)  of  the  Exchange  Act  and is  effective  pursuant  to  General
Instruction A.(d), check the following box.                           [X]

Securities  Act  registration  statement file number to which this form relates:
___________________ (if applicable)

                           Securities to be registered

                      pursuant to Section 12(g) of the Act:

                  SERIES 1998 PREFERRED STOCK PURCHASE RIGHTS
                                (Title of Class)




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ITEM 1.           Description of Registrant's Securities to be Registered.

                  On March 19, 1998, the Board of Directors of Churchill Downs Incorporated, a Kentucky corporation (the "Company"), declared a dividend distribution of one right (a "Right") for each outstanding share of the Company's common stock to stockholders of record at the close of business on March 30, 1998. See the Company's Form 8-A, dated March 19, 1998 for a complete description of the rights agreement (the "Rights Agreement") between the Company and Fifth Third Bank (successor to Bank of Louisville), as Rights Agent.

                  On June 23, 2000, the Company, three newly-formed and wholly-owned direct or indirect acquisition subsidiaries of the Company (the "Acquisition Subsidiaries"), Arlington International Racecourse, Inc., an Illinois corporation ("Arlington"), Arlington Management Services, Inc., an Illinois corporation ("Arlington Management"), Turf Club of Illinois, Inc., an Illinois corporation ("Turf Club"), and Duchossois Industries, Inc., an Illinois corporation ("Duchossois"), entered into an Agreement and Plan of Merger, which was amended and restated as of July 14, 2000 (the "Merger Agreement"). Pursuant to the terms and conditions of the Merger Agreement, one of the Acquisition Subsidiaries merged with and into Arlington; one of the Acquisition Subsidiaries merged with and into Arlington Management; and one of the Acquisition Subsidiaries merged with and into Turf Club (collectively, the "Mergers"), and each of Arlington, Arlington Management and Turf Club became a wholly-owned subsidiary of the Company. In the Mergers, Duchossois, the parent corporation of Arlington, Arlington Management and Turf Club, received an aggregate of 3,150,000 shares of the Company's common stock, and has the right to receive up to an additional 1,250,000 shares of the Company's common stock on the terms and conditions described in the Merger Agreement.

                  At the time the Company entered into the Merger Agreement, the Rights Agreement was amended so that the execution, delivery, performance and approval of the Merger Agreement and the consummation of the Mergers would not cause any "Rights" (as defined in the Rights Agreement) to become exercisable, cause Duchossois or its shareholders or any affiliates or associates of Duchossois to become an "Acquiring Person" (as defined in the Rights Agreement) or give rise to a "Distribution Date" (as defined in the Rights Agreement), subject to certain exclusions.

                  In connection with the closing of the Mergers effective September 8, 2000, the Company entered into a Stockholder's Agreement with Duchossois, and, in connection therewith, further amended the terms of the Rights Agreement. Pursuant to Amendment No. 3 to Rights Agreement, neither Duchossois, nor any of its shareholders or any affiliate or associate of Duchossois or its shareholders, nor any other Stockholder (as defined in the Stockholder's Agreement) will be considered an "Acquiring Person" (as defined in the Rights Agreement, as amended) when such person's beneficial ownership of the Company's common stock is subject to, does not violate, and is in compliance with, the Stockholder's Agreement.

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                  This  summary  description  of the  amendment  to  the  Rights
Agreement does not purport to be complete and is qualified in its entirety by reference to Amendment No. 3 to Rights Agreement, incorporated by reference herein.

ITEM 2.  EXHIBITS.

      4.1 Amendment No. 3 to Rights Agreement dated as of September 8, 2000, between Churchill Downs Incorporated and Fifth Third Bank, as Rights Agent.

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                                  SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       CHURCHILL DOWNS INCORPORATED



                                       By:  /S/ REBECCA C. REED
                                         Rebecca C. Reed, Senior Vice President

Date: September 13, 2000




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